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                                                                    EXHIBIT 23.6

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
CNET Networks, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-4 of CNET Networks, Inc. of our report dated February 29, 2000, relating to the consolidated balance sheets of CNET Networks, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule which reports appear in the December 31, 1999, annual report on Form 10-K of CNET Networks, Inc.

/s/ KPMG LLP
KPMG LLP

San Francisco, California
August 15, 2000